Exhibit 99.1

Press Release #202010	FOR IMMEDIATE RELEASE	August 3, 2020

Enertopia Lithium Project and Solution Testing Update

Kelowna, BC-Enertopia Corporation (ENRT) on the OTC (the "Company" or "Enertopia") provides the following update.

Our current phase of Lithium solution testing will continue as new data continues to support further work in the area of reduced acid consumption. Acid reagent consumption is a considerable expense in the potential processing of Lithium claystone projects worldwide.  Our recent series of testing has focused on potential industry low acid consumption rates of 1% to 2.5% by volume weight using various acids. With varying recovery rates of lithium in the claystone being released into solution from 28% to 58.7% depending on type of acid and concentration levels. At the same time we have been reviewing other 3rd party information that could be extremely beneficial in lowering certain acid costs by both unit cost and reducing transportation costs. We believe that using novel approaches to acid consumption will lead to higher lithium in solution values with lower acid consumption levels thus potentially lowering up front capex costs and reducing neutralizing waste claystone costs on the back end thus reducing water consumption needs.

With respect to our clean energy search for potential products and services this has resulted in additional opportunities in the field of clean energy electrical generation that could benefit the Company moving forward. As such we will provide notice to the marketplace when such details become solidified.

The company's technical advisors believe the positive testing to date may warrant patent protection and thus the Company is keeping all internal data strictly confidential at this time. The Company has signed several NDA's with industry partners as it works to reaching its goal of a low capex solution to battery grade lithium production and concurrently with clean energy electrical generation.

Claim payments to the BLM and the respective County fees have been paid and the Dan and Steve claims are in good standing until August 31st 2021.

The Company thanks the shareholders for their questions. We continue to work diligently and methodically along our path that we believe over time will benefit all current stakeholders the most.

Conclusion:

We continue to believe that the Lithium hosted claystone deposits in Nevada will become major sources of Lithium production in the 2020s while offering the USA a secure domestic supply of battery grade Lithium products. We applaud the members of Congress that see the need for bi-partisan support for securing a domestic supply of strategic metals which include Lithium. We are also excited to see and witness the convergence of several technologies that are changing the very way we produce and consume electrical energy amidst the growing opportunities for a better world, all in a far shorter time span than most realize.

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia:

A Company focused on using advanced sustainable technology for extracting lithium and verifying or sourcing other emerging intellectual property in the EV & Green Technology sectors in order to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.888.ENRT201

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., current and future impact of COVID-19; foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates.  There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements or the mineral resources will be economic or mined. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.